Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Employees Approve Five-Year Master Contract for Three YRC Worldwide Companies

Contract Includes Comprehensive Wage and Benefits Package and Opportunities for Operational Efficiencies

OVERLAND PARK, Kan. — YRC Worldwide (NASDAQ: YRCW) (the “Company”) announced today that employees at three of our operating companies – YRC Freight, Holland, and New Penn Motor Express – who are represented by the International Brotherhood of Teamsters and covered by the National Master Freight Agreement (NMFA) overwhelmingly approved a new five year master contract and national economic package in what is believed to be a record turnout for the national contract vote. This was an important next step in the process, with only one small supplemental agreement remaining to be resolved before the entire contract becomes effective. We will be working to address the last remaining localized supplement prior to expiration of our current contract extension through May 31, 2019.

“There is a lot to be excited about with the new master contract, and we are obviously pleased that our employees agreed by approving the national agreement and accompanying national economic package. The new contract supports a more market-competitive wage and benefit package for our employees, while at the same time enhancing our ability to provide reliable and efficient service to our customers,” stated Darren Hawkins, YRCW Chief Executive Officer.

“As we work to finalize the one outstanding supplement, it will be business as usual for our companies as we focus on providing our customers with the service they need,” said Hawkins.

The Company will outline the key benefits of the Labor Agreement on its earnings call on May 8, 2019.

“YRC Worldwide is powered by the most professional and experienced employees in the industry. I want to thank each and every one of our employees for their hard work and dedication. We will continue discussions with the IBT and employees to arrive at a fully approved agreement quickly,” Hawkins concluded.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond the Company’s control. It is important to note that the achievement of the operational efficiencies and the improved service to customers we anticipate may be subject to a number of factors, including (among others) those risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s reports on Forms 10-K and 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway, YRC Freight, and YRC Reimer as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Bri Simoneau
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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